FARO TECHNOLOGIES, INC.
KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
1.Introduction. This Key Executive Change in Control and Severance Plan (the “Plan”) has been adopted by FARO Technologies, Inc. (the “Company”), effective as of October 25, 2022 (the “Effective Date”), in order to secure the continued services of certain key executives of the Company and its Subsidiaries and to ensure their continued dedication to their duties, notwithstanding the possibility or occurrence of an involuntary termination including without limitation in connection with a Change in Control. The Plan is established in order to provide certain severance benefits to eligible employees of the Company Group who both incur a Qualifying Termination and otherwise meet the terms and conditions of the Plan, as set forth below.
2.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
2.1.“Administrator” means the “administrator” of the Plan, as defined in Section 3(16)(A) of ERISA. As of the Effective Date, the Administrator is the Company, acting through the Board or its authorized delegate, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 10, but only to the extent of such delegation.
2.2.“Base Salary” means the Participant’s annual rate of base salary.
2.3.“Board” means the Board of Directors of the Company.
2.4.“Cause” means (a) the failure of the Participant to perform substantially the Participant’s duties with the Company Group (excluding any such failure resulting from the Participant’s Disability) after a written demand for substantial performance is delivered to the Participant by or on behalf of the Administrator which identifies the manner in which the Administrator believes that the Participant has not substantially performed the Participant’s duties and providing the Participant a minimum of thirty (30) days to cure the identified deficiencies; (b) the Participant engaging in illegal conduct or gross misconduct that is materially injurious to any member of the Company Group (or the Company Group as a whole), (c) the Participant engaging in conduct or misconduct that materially harms the reputation or financial position of any member of the Company Group (or the Company Group as a whole), (d) the Participant obstructing, impeding or failing to materially cooperate with an investigation authorized by the Board (provided that the Participant shall be given written notice and a reasonable opportunity to cure any alleged breach of this clause (d)), (e) the Participant being convicted of, or pleading nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (f) the Participant being found liable in any SEC or other civil or criminal securities law action, (g) the Participant committing an act of fraud or embezzlement against any member of the Company Group, or (h) the Participant accepting a bribe or kickback.
2.5.“Change in Control” means the occurrence of any one of the following events:
(a)the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity,
(b)a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction,
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(c)the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert,
(d)any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company; or
(e)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board or other governing body or entity of the Company, its successor or survivor, provided that any person becoming a director subsequent to the Effective Date but prior to any Sale Event, whose election or nomination for election was approved or recommended by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination), shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of a majority of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
Notwithstanding the foregoing, for purposes of this Change in Control definition, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.6.“Change in Control Period” means, unless defined otherwise in a Participant’s Participation Agreement, the period beginning on (and inclusive of) the day that is ninety (90) days prior to a Change in Control and ending on (and inclusive of) the day that is twelve (12) months following such Change in Control.
2.7.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation under the Code will include such section or regulation, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
2.8.“Company” means FARO Technologies, Inc., a Florida corporation, and any successor, survivor, or other entity that succeeds to the interests of FARO Technologies, Inc.
2.9.“Company Group” means the Company and any of its Subsidiaries.
2.10.“Deferred Payment” means any Severance Benefits to be paid or provided to a Participant pursuant to this Plan and any other severance payments or separation benefits to be paid or provided to such Participant, that in each case, when considered together, are considered deferred compensation under Section 409A.
2.11.“Disability” has the same meaning ascribed to that term in Section 409A(a)(2)(C) of the Code. The Administrator will determine whether a Participant has incurred a Disability based on such evidence as the Administrator deems necessary or advisable. The Administrator’s determination as to a Participant’s Disability will be final and binding.
2.12.“Eligible Employee” means an employee who is a member of a “select group of management or highly compensated employees” (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) of the Company Group and who both has (a) been designated by the Administrator, in its sole discretion from time to time, as eligible to participate in the Plan, and (b) been provided a Participation Agreement under the Plan by the Administrator. For purposes of clarity, an Eligible Employee becomes a Participant only by satisfying the additional requirements for participation set forth in the Plan (including without limitation executing and timely returning the applicable Participation Agreement to the Administrator as described in Section 2.17).
2.13.“Employer” means, with respect to an individual employed by the Company Group, the member of the Company Group that directly employs such individual.
2.14.“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA will include such section, and any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation amending, supplementing or superseding such section or regulation.
2.15.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.16.“Good Reason” means, without the Participant’s express written consent, the occurrence of any of the following events after a Change in Control:
(a)an ongoing material diminution in the duties or responsibilities of the Participant that is inconsistent in any material and adverse respect with the Participant’s position(s), duties, or responsibilities with the Company Group immediately prior to such Change in Control; provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this Section 2.18;
(b)a material reduction in the Participant’s annual base salary as in effect immediately prior to such Change in Control;
(c)a material reduction in the Participant’s cash bonus opportunities in the aggregate under the Company Group’s applicable incentive plan, as in effect from immediately prior to such Change in Control;
(d)the Company Group requiring the Participant to be based at any office or location more than fifty (50) miles from the office where the Participant is located at the time of the Change in Control and, as a result, causing the Participant’s commute from the Participant’s residence at the time of the Change in Control to the new location to increase by more than fifty (50) miles; or
(e)the failure of the Company to obtain the assumption of the Company’s obligations hereunder from any successor as contemplated in Section 14;

provided, however, that the occurrence of any of the foregoing events in this Section 2.18 shall constitute Good Reason only if the Company Group fails to cure such event within thirty (30) days after receipt from the Participant of written notice of such occurrence and the Participant’s resignation from employment with the Company Group as a result of such event(s) occurs no later than ninety (90) days following the expiration of such cure period; provided, further, that Good Reason shall cease to exist after ninety (90) days following its occurrence, unless the Participant has given the Company written notice thereof prior to such date. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacities due to mental or physical illness and the Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.
2.17.“Participant” means each Eligible Employee who has executed and timely returned a the Participant’s Participation Agreement to the Administrator, as specified therein.
2.18.“Participation Agreement” means the individual agreement delivered by the Administrator to an employee of the Company Group who, upon such delivery, otherwise qualifies as an Eligible Employee under the Plan. A form of Participation Agreement is attached hereto as Appendix A. For purposes of clarity, in the event that a Participant has entered into more than one Participation Agreement, only the Participation Agreement most recently entered into and timely returned to the Administrator will be deemed the applicable Participation Agreement for such Participant. Further, for the avoidance of doubt, any description in the Participation Agreement of the payments and benefits that may become payable to such Participant under the Plan, including, but not limited to, the amount of such payments and benefits, at all times is subject to the terms and conditions of the Plan. In the event of any conflict, the Plan terms will govern.
2.19.“Person” means any individual, firm, partnership, corporation, or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
2.20.“Qualifying Termination” means a termination of the Participant’s employment with the Company Group as described in Sections 4.1 and 4.2 that qualifies the Participant for eligibility to receive Severance Benefits under the Plan.
2.21.“SEC” means the U.S. Securities and Exchange Commission.
2.22.“Section 409A” means Code Section 409A and the Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.23.“Separation from Service” means the date a Participant separates from service from the Company Group within the meaning of, and applying the default rules of, the regulations promulgated under Section 409A.
2.24.“Severance Benefits” means the separation-related compensation and other benefits that a Participant will be provided in Section 4.1 or Section 4.2 (and Section 5.2, as applicable) and such Participant’s Participation Agreement.
2.25.“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

2.26.“Target Bonus Amount” means a Participant’s annual (or annualized, as applicable) target cash bonus opportunity for the year in which the Participant’s Qualifying Termination occurs, or if greater, the Participant’s annual (or annualized, as applicable) target cash bonus opportunity in effect as of immediately prior to the completion of the Change in Control.
3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits under the Plan, as described in Section 4, only if such Participant is an Eligible Employee on the date the Participant experiences a Qualifying Termination and otherwise satisfies the requirements of the Plan.
4.Severance Benefits Upon Qualifying Termination.
4.1.Qualifying Termination Outside of Change in Control Period. If, other than during the Change in Control Period, the Participant’s employment with the Company Group is terminated by the Company Group other than for Cause and not due to the Participant’s death or Disability, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Sections 5 through 7 and 18 through 20:
4.1.1.Cash Severance Benefit. A single lump sum cash payment for the amount set forth in the Participant’s Participation Agreement; and
4.1.2.COBRA Benefit. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage under the group health plan(s) sponsored by a member of the Company Group on the day immediately before the date of the Participant’s Qualifying Termination (such coverage, “Qualifying Health Coverage”), either reimbursement for the payments the Participant makes, or direct payments by the Company (or Employer, as applicable) to the applicable provider, at the Company’s election, of the premiums for medical, vision and dental coverage for the Participant and the Participant’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable applicable state law (“COBRA”) (such reimbursements or direct payments, the “COBRA Severance”), for the period set forth in the Participant’s Participation Agreement or until Participant has secured other employment that provides group health insurance coverage, whichever occurs first, subject to Participant timely electing COBRA coverage, remaining eligible for COBRA continuation coverage and, with respect to reimbursements, timely paying for COBRA coverage. Any COBRA reimbursements under this Plan will be made by the Company to Participant consistent with the Company’s normal expense reimbursement policy, provided further that Participant timely submits documentation to the Company substantiating the Participant’s payments for COBRA coverage.
4.1.Qualifying Termination During Change in Control Period. If, during the Change in Control Period, the Participant’s employment with the Company Group is terminated either (x) by the Company Group other than for Cause and not due to the Participant’s death or Disability, or (y) by the Participant for Good Reason, then, solely to the extent specifically provided in the Participant’s Participation Agreement, the Participant will receive the following Severance Benefits, subject to Sections 5 through 7 and 18 through 20:
4.2.1.Cash Severance Benefit. A single lump sum cash payment for the amount set forth in the Participant’s Participation Agreement; and
4.2.2.COBRA Benefit. If the Participant and any Family Members have Qualifying Health Coverage, COBRA Severance for the period set forth in the Participant’s Participation Agreement or until Participant has secured other employment that provides group health insurance coverage, whichever occurs first, and subject to Participant timely electing COBRA coverage, remaining eligible for COBRA continuation coverage and, with respect to reimbursements, timely paying for COBRA coverage. Any COBRA reimbursements under this Plan will be made by the

Company to Participant consistent with the Company’s normal expense reimbursement policy, provided further that Participant submits documentation to the Company substantiating his or her payments for COBRA coverage.
5.Conditions to Receipt of Severance Benefits.
5.1.Release Requirement. Notwithstanding any contrary Plan provision, as a condition to receiving any Severance Benefits, a Participant will be required to sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s Qualifying Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to receive any and all Severance Benefits. In no event will any Severance Benefits be paid or provided until the Release becomes effective and irrevocable. A Participant’s receipt of Severance Benefits under the Plan will be subject to the Participant continuing to comply with the provisions of the Participant’s Release, including that Participant will agree to refrain from any disparagement, defamation, libel or slander of the Company Group or any of its current and former employees, directors, officers, affiliates, or successors, and will agree to refrain from any tortious interference with the contracts and relationships of such parties. Any Severance Benefits will terminate immediately for a Participant if the Participant at any time, violates the Participant’s Release, and Participant will be obligated to repay all Severance Benefits paid or provided to the Participant.
5.2.COBRA Severance Limitations. If the Company determines in its sole discretion that it cannot provide COBRA Severance to a Participant without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such COBRA Severance, subject to any delay required by Section 19 below, the Company will provide to such Participant a taxable monthly payment payable on the last day of a given month (except as provided by the last sentence in this Section 5.2), in an amount equal to two (2) times the monthly COBRA premium that would be required to continue coverage under the Company’s group health, dental and vision care plans for the Participant and the Participant’s eligible dependents, as applicable, as in effect on the date of the Qualifying Termination, in each case, which amount will be based on the premium rates applicable for the first month of COBRA Severance for the Participant and any eligible dependents of the Participant (each, a “COBRA Replacement Payment”), and which COBRA Replacement Payments will be made regardless of whether the Participant elects COBRA continuation coverage and will end on the earlier of (a) the date upon which the Participant obtains other employment, or (b) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Severance period set forth in the Participant’s Participation Agreement with respect to such COBRA Severance to be provided pursuant to Section 4.1.2 or Section 4.2.2, as applicable. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under the Plan, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Participant will not receive the COBRA Replacement Payments or any further COBRA Severance.
6.Payment Timing. Provided that a Participant’s Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 19 and the terms of the Participant’s Participation Agreement, (a) any Severance Benefits payable in a lump sum will be paid, or in the case of installments, will commence, on the sixtieth (60th) day following the Participant’s Qualifying Termination (the “Payment Date”), and (b) any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Qualifying Termination through the Payment Date will be paid in a lump sum to the Participant on the Payment Date, with any remaining payments to be made as provided in the Plan or the Participant’s Participation Agreement, as applicable.
7.Nonduplication; Mitigation; Certain Other Limitations.
7.1.Nonduplication of Severance Benefits Within the Plan. For purposes of clarity, in the event of a Qualifying Termination that occurs during the Change in Control Period but prior to the Change in Control, any Severance Benefits (including any COBRA Replacement Payments, as applicable) to be provided to a Participant under Section 4.2 will be reduced by any amounts that already were provided to the Participant under Section 4.1 and no further amounts will be provided to the Participant under Section 4.1.
7.2.Prior Benefits. Except as otherwise specifically set forth in a Participant’s Participation Agreement or Section 7.4, (a) the payments and benefits, if any, provided under this Plan (i) will be the exclusive benefits for such Participant related to a termination of such Participant’s employment with the Company Group (or any member thereof) and (ii) will supersede and replace any severance and/or change in control payments and benefits set forth in any offer letter, employment or severance agreement, and/or other agreement between the Participant and the Company or Employer (including without limitation any Participation Agreement previously entered into between the Participant and the Company), as applicable, in effect as of the date the Participant enters into a Participation Agreement, and (b) upon becoming a Participant, the Participant’s participation in the Plan will supersede and replace eligibility to participate in any other severance and/or change in control plan, program, policy or arrangement, of the Company, Employer or other member of the Company Group.
7.3.Other Benefits. Except as set forth in Section 7.4, if a Participant is entitled to any cash severance, continued health coverage benefits, or other severance or separation benefits similar to those provided under the Plan, by operation of applicable law or under a plan, program, policy, contract, or arrangement sponsored by any member of the Company Group or to which any member of the Company Group is a party other than this Plan (“Other Benefits”), then the corresponding severance payments and benefits under Plan will be reduced by the amount of Other Benefits paid or provided to the Participant.
7.4.Equity Awards. Notwithstanding Sections 7.2 and 7.3 or any other provision of the Plan to the contrary, any vesting, payments, or acceleration of vesting or payments, under any awards granted to a Participant under the Company’s 2014 Equity Incentive Plan, 2022 Equity Incentive Plan, or similar or successor equity compensation plan (“Equity Awards”), will not be subject to reduction under the Plan and each such Equity Award will remain subject to the terms of the plan and award agreement under which the Equity Award was granted and any other applicable written agreement between the Company and the Participant governing the terms of the such Equity Award.
7.5.Indebtedness. If a Participant is indebted to the Company Group on the date of the Qualifying Termination, the Company Group reserves the right to offset the payment of any Severance Benefits otherwise payable under the Plan by the amount of such indebtedness. However, such offset will be made only to the extent permitted under applicable laws (as determined by the Administrator in its discretion).
7.6.No Duty to Mitigate. Except with respect to any reductions specifically set forth in the Plan, Participants will not be required to mitigate the amount of any Severance Benefits contemplated by the Plan, nor will any payment be reduced by any earnings that a Participant may receive from any other source.
8.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company Group or any affiliates thereof. The Company and the applicable Employers expressly reserve the right to discharge any of their employees at any time and for any reason, with or without cause or notice, as permitted by applicable law. However, as described in the Plan, a Participant may be entitled to payments and benefits under the Plan depending upon the circumstances of the termination of the Participant’s employment.
9.Notice.
9.1.Addresses. For purposes of this Plan, all notices and other communications required or permitted hereunder (other than with respect to notices or communications under Section 21 which shall be provided in accordance with the terms of such Section) shall be in writing and shall be deemed to have been duly given (a) upon actual delivery to the party to be notified, (b) upon transmission by email, (c) 24 hours after confirmed facsimile transmission, (d) one (1) business day after deposit with a recognized overnight courier, (e) three (3) business days after deposit with the United States postal service by first class certified or registered mail, return-receipt requested, postage prepaid, addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company:
FARO Technologies, Inc.
Attention: Administrator of FARO Technologies, Inc. Key Executive Change in Control and Severance Plan
250 Technology Park
Lake Mary, FL 32746

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
9.2.Notice for Termination of Employment. A written notice of the date of termination of Participant’s employment with the Company Group by the Company or the Participant, as the case may be, to the other, shall (a) indicate the specific termination provision in this Plan relied upon, (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (c) specify the date of termination, which date shall be not less than fifteen (15) nor more than sixty (60) days after the giving of such notice (except as provided otherwise in Section 2.18). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
10.Interpretation and Administration. The Plan will be administered, interpreted and operated by the Administrator, in its sole discretion. The Administrator will have the exclusive right and full discretion to (a) interpret the Plan, (b) designate the management or highly compensated employees of the Company Group who are eligible to participate in the Plan and to provide Participation Agreements to any such Eligible Employees, (c) decide any and all matters arising under the Plan or any Participation Agreement (including the right to remedy possible ambiguities, inconsistencies, or omissions), (d) make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, and (e) make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan. Any decision made or other action taken by the Administrator (or its authorized delegates) with respect to the Plan, and any interpretation by the Administrator (or its authorized delegates) of any term or condition of the Plan (including but not limited with respect to whether a Qualifying Termination or a Change in Control has occurred), or any related document, will be final, conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (x) in its sole discretion and on such terms and conditions as it may provide, may delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (y) has the authority to act for the Company as to any matter pertaining to the Plan. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and this Section 10, each such officer will not be excluded from participating in the Plan if otherwise eligible, but such officer is not entitled to act upon or make determinations regarding any matters pertaining specifically to such officer’s own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan. The Administrator is the appropriate named fiduciary of the Plan solely for purposes of the Plan’s claims and appeal procedures set forth in Section 21.
11.Effective Date. The Plan shall be effective as of the Effective Date set forth further above.
12.Term. The Plan will become effective upon the Effective Date and will terminate automatically upon the completion of all benefits (if any) under the terms of the Plan.
13.Amendment or Termination. The Company, by action of the Board (or its authorized delegate) or the Administrator, reserves the right to amend or terminate the Plan at any time (except as otherwise provided below) and without regard to the effect of the amendment or termination on any Participant or such other person or entity, provided that any such amendment or termination that reduces or alters to the detriment of the Participant the Severance Benefits or other payments and benefits under the Plan or causes the Participant to be no longer eligible for Severance Benefits (a) will not become effective, unless agreed to with the Participant in writing with respect to such Participant’s Severance Benefits, to the extent such amendment or termination is adopted after the Participant satisfies the applicable requirements under the Plan and becomes entitled to receive Severance Benefits under the Plan; and (b) for any other Participants, will become effective no earlier than the date six (6) months following written notice of such amendment or termination to Participants. Any amendment or termination of the Plan must be in writing. In addition, notwithstanding the preceding, upon, in connection with or after a Change in Control, the Company, without a Participant’s written consent, may neither amend or terminate the Plan in any way nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits or other payments and benefits under the Plan, if any, payable, or potentially payable, to such Participant (including, without limitation, imposing additional conditions).
14.Successors. Any successor, survivor, or other entity that succeeds to the interests of FARO Technologies, Inc. (“Company Successor”) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any Company Successor.
15.Inalienability. In no event may any current or former employee of any Employer sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan, except as provided in this Section. Any other attempted assignment, transfer, conveyance, or other disposition of a Participant’s right to compensation or other benefits will be null and void. At no time will any of a Participant’s rights or interests under the Plan be subject to the claims of creditors nor liable to attachment, execution or other legal process. If any payments or benefits are payable to a Participant who is unable to care for such Participant’s affairs, payment may be made directly to the Participant’s legal guardian or personal representative. Notwithstanding anything to the contrary in the Plan, if a Participant dies upon or after the Participant’s Qualifying Termination and after the Participant (or the authorized representative of the Participant’s estate) has timely executed and returned the Release to the Company (without having timely revoked it) but before receiving all of the payments and benefits otherwise payable under the Plan to the Participant, such remaining payments and benefits instead will be paid to the executor of the Participant’s estate, on behalf of the estate, at the time(s) and in the form(s) applicable to such payments and benefits, as applicable, under the Plan.
16.Applicable Law; Severability. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the State of Florida (but not its conflict of laws provisions). If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
17.Type of Plan; Source of Payments. This Plan is intended to be an unfunded deferred compensation plan as described in Section 2520.104-23 of the U.S. Department of Labor Regulations and will be construed, administered and enforced as such. The Plan will be maintained for Participants at all times in a manner to be considered “unfunded” for purposes of ERISA. Any Severance Benefits will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment or benefit under the Plan will be any greater than the right of any other general unsecured creditor of the Company, Employer or any other member of the Company Group or affiliate of any of the foregoing.
18.Certain Tax Matters.
18.1.Withholdings. The Company and/or Employer (and/or other member of the Company Group or an affiliate of any of the foregoing, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Plan, the Company and/or Employer (and/or other member of the Company Group or an affiliate of any of the foregoing, as applicable) is permitted to deduct or withhold, or require the Participant to remit to the Company Group, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company, Employer nor any other member of the Company Group or affiliate of any of the foregoing, will have any responsibility, liability or obligation to pay the Participant’s taxes arising from or relating to any payments or benefits under this Plan.
18.2.No Guarantee of Tax Consequences. Participants (or their beneficiaries) solely will be responsible for any and all taxes with respect to any payments or benefits provided under the Plan. None of the Administrator, the Board, the Company, Employer or any other member of the Company Group or affiliate of any of the foregoing makes any guarantees regarding the tax treatment to any person of any payments or benefits provided under the Plan.
19.Section 409A. Notwithstanding anything to the contrary in this Plan or any Participation Agreement, with respect to a Participant who is a U.S. taxpayer or may become a U.S. taxpayer:
19.1.General. No Deferred Payments, if any, will be paid or provided until the Participant has a Separation from Service. Similarly, no Severance Benefits payable to a Participant, if any, which otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9), will be payable until the Participant has a Separation from Service.
19.2.Required Delay. If a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s Separation from Service (other than due to the Participant’s death), then the Deferred Payments, if any, that are payable within the first six (6) months following such Separation from Service, will become payable on the date that is six (6) months and one (1) day following the date of such Separation from Service. Any subsequent Deferred Payments under the Plan, if any, will be payable in accordance with the payment schedule applicable to such payment. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s Separation from Service, but before the date six (6)

months following such Separation from Service, then any payments delayed in accordance with this Section 19.2 will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and any other Deferred Payment under the Plan will be payable in accordance with the payment schedule applicable to such payment. Each payment, installment and benefit payable under this Plan is intended to constitute a separate payment under Treasury Regulation Section 1.409A-2(b)(2).
19.3.Certain Exemptions. Any amount paid under this Plan that (x) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) or (y) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) will not constitute a Deferred Payment for purposes of Section 19.2.
19.4.Interpretation; Other Requirements. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits or other payments or benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Plan, to the extent required to be exempt from or comply with Section 409A, any references to Participant’s Qualifying Termination or similar phrases relating to the termination of an Participant’s employment will be references to the Participant’s Separation from Service. Notwithstanding any contrary Plan provision, including but not limited to Section 13, the Company, by action of the Board (or its authorized delegate) or the Administrator, reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of any Participant or other person or entity, to comply with Section 409A or to avoid income recognition under Section 409A or to otherwise avoid the imposition of additional tax under Section 409A prior to the actual payment or provision of any Severance Benefits or any other payments and benefits hereunder. In no event will Participant have any discretion to choose Participant’s taxable year in which any Severance Benefits or any other payments or benefits are provided under this Plan. In no event will any member of the Company Group, any Employer or any affiliate of the Company Group have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes, penalties or interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
19.5.Reimbursements. The Participant’s rights to payment or reimbursement of expenses pursuant to Section 22 shall be for the duration of the Participant’s lifetime. No right to reimbursement of such expenses shall be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement pursuant to Section 22 during a Participant’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year of the Participant. Any COBRA Severance provided as reimbursements will be paid no later than last day of the second taxable year of the Participant following the taxable year in which the Participant’s Separation from Service occurs.
20.Limitation on Payments.
20.1.Reduction of Severance Benefits. If any payment or benefit that Participant would receive from the Company Group, an Employer or any other party whether in connection with the provisions in this Plan or otherwise (the “Payments”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either delivered in full, or delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Participant’s receipt, on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some of the Payments may be subject to the Excise Tax. If a reduction in Payments is made in accordance with the immediately preceding sentence, the reduction will occur, with respect to the

Payments considered parachute payments within the meaning of Code Section 280G, in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Participant have any discretion with respect to the ordering of Payment reductions. Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and neither the Company nor any Employer or other affiliate of the Company will have any responsibility, liability or obligation to reimburse, indemnify or hold harmless any Participant for any of those payments of personal tax liability.
20.2.Determination of Excise Tax Liability. Any determinations required under this Section 20 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determinations will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required by this Section 20, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 20. The Company will bear the costs and make all payments required to be made to the Firm for the Firm’s services that are rendered in connection with any calculations contemplated by this Section 20. Neither the Company, Employer nor any other member of the Company or any affiliate of the foregoing will have any liability to Participant for the determinations of the Firm.
21.Claims and Review Procedures.
21.1.General. Any Participant who believes the Participant is entitled to but has not received a benefit or payment under the Plan or disagrees with the determination of the amount of any Plan benefit or payment or any other decision regarding the Participant’s interest under the Plan (or the Participant’s duly authorized legal representative) (the “Claimant”) must submit such claim (the “Claim”) in writing to the Administrator at the following address within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the Claim is based, unless the Administrator consents otherwise in writing or ERISA provides otherwise: FARO Technologies, Inc., Attention: Administrator of the FARO Technologies, Inc. Key Executive Change in Control and Severance Plan, 250 Technology Park, Lake Mary, FL 32746. The Claim must set forth the nature of the benefit claimed, the amount of such benefit and the basis for claiming entitlement to such benefit.
21.2.Non-Disability Benefit Claims.
(a)Claims Procedure. If a Claimant submits a Non-Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 21.1 and such Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within ninety (90) days after the Administrator’s receipt of the Non-Disability Benefit Claim, unless special circumstances require an extension of time (up to ninety (90) more days), in which case written notice of the extension will be given to the Claimant within the initial ninety (90)-day review period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Non-Disability Benefit Claim. The denial notice will include: (i) the specific reason(s) for the denial; (ii)

references to the specific Plan and/or Participation Agreement provision(s) on which the denial was based; (iii) a description of any additional material or information that is necessary to perfect such Claim and an explanation of why such material or information is necessary; (iv) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (v) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures; and (vi) any other information required by ERISA. A “Non-Disability Benefit Claim” means a Claim that does not involve any determination of Disability by the Administrator.
(b)Appeal Procedure. If a Claimant’s Non-Disability Benefit Claim has been denied by the Administrator under Section 21.2(a), the Claimant may appeal such denial by filing a written request for review of the denial with the Administrator at the address specified in Section 21.1. Such request must be made no later than sixty (60) days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Non-Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within sixty (60) days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original sixty (60)-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the Administrator denies the appealed Non-Disability Benefit Claim, the notice of denial will include: (i) the specific reason(s) for the denial; (ii) references to the specific provision(s) of the Plan and/or Participation Agreement on which the denial was based; (iii) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to such Claim; (iv) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the denial on review pursuant to the Plan’s procedures; and (v) any other information required by ERISA.

21.3.Disability Benefit Claims.
(c)Claims Procedure. If a Claimant submits a Disability Benefit Claim (as defined below) to the Administrator in accordance with the requirements set forth in Section 21.1 and such Claim is denied (in full or in part), the Claimant will be provided a written notice of such denial within forty-five (45) days after the Administrator’s receipt of the Disability Benefit Claim. However, this forty-five (45)-day time period may be extended for up to thirty (30) more days for matters beyond the control of the Administrator, in which case the Claimant will be notified in writing of the extension of time before the end of the initial forty-five (45)-day review period. This notice of extension will indicate the circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. If, before the end of the first thirty (30)-day extension period, the Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, then the period for making the determination may be extended for up to thirty (30) more days, in which case the Claimant will be notified in writing of the additional extension of time before the end of the initial thirty (30)-day extension period. This notice of extension will indicate the circumstances requiring the additional extension of time and the date by which the Administrator expects to render its decision on the Disability Benefit Claim. Any notice of extension also will explain the standards on which entitlement to the applicable benefit is based, the unresolved issues that prevent a decision on the Disability Benefit Claim, the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) days within which to provide the specified information. The denial notice will include: (i) the specific reason(s) for the denial; (ii) references to the provision(s) of the Plan and/or Participation Agreement on which the denial was based; (iii) a description of any additional material or information that is necessary to perfect the Disability Benefit

Claim and an explanation of why such material or information is necessary; (iv) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to and copies of, all documents and other information relevant to the Disability Benefit Claim; (v) a description of the Plan’s procedures for appealing the denial and the time limits applicable to such procedures; (vi) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; (vii) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (viii) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (A) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (B) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (C) the federal Social Security Administration’s determination of disability, if provided by the Claimant; and (ix) any other information required by ERISA. A “Disability Benefit Claim” means a Claim that involves a determination of Disability by the Plan Administrator.
(a)Appeal Procedure. If a Claimant’s Disability Benefit Claim has been denied by the Administrator under Section 21.3(a), the Claimant may appeal such denial by filing a written request for review of the denial with the Administrator at the address specified in 21.1. Such request must be made no later than one hundred eighty (180) days following the date the Claimant received the written notice of denial or such later deadline as may be prescribed by ERISA. The Claimant then has the right to review and obtain copies of all documents and other information relevant to the Disability Benefit Claim, upon written request and at no charge, and to submit comments, documents and other information relating to such Claim in writing. If the Claimant files a timely appeal, as described above, the Administrator will provide written notice of its decision on review (whether or not adverse) within forty-five (45) days after it received the timely request for review, unless special circumstances require a longer period of time, in which case a decision will be rendered as soon as possible, but not later than ninety (90) days after receipt of the timely review request. The Claimant will be given written notice of any such extension before the end of the original forty-five (45)-day review period, as well as the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. Before any denial on review may be issued, however, the Administrator will provide the Claimant, free of charge, with any new or additional evidence considered, relied upon or generated in connection with the Disability Benefit Claim. Moreover, before any denial on review based on a new or additional rationale may be issued, the Administrator will provide the Claimant, free of charge, with such rationale. Any evidence or rationale will be provided as soon as possible and sufficiently in advance of the date when the Administrator must issue its decision on review to give the Claimant a reasonable opportunity to respond before that date. The review of the appealed Disability Benefit Claim will be conducted by the Administrator (who will not be the individual who decided the initial Disability Benefit Claim nor the subordinate of such individual). In deciding an appeal of any denied Disability Benefit Claim that is based in full or in part on a medical judgment, the Administrator will consult with a health care professional (who will neither be an individual who was consulted in connection with the initial Disability Benefit Claim nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Administrator in connection with the Disability Benefit Claim will be identified, regardless of whether the advice was relied upon in denying such Claim. If the Administrator denies the appealed Disability Benefit Claim, the denial notice will include: (i) the specific reason(s) for the denial; (ii) references to the provision(s) of the Plan and/or Participation Agreement on which the denial was based; (iii) a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Benefit Claim; (iv) a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying the

Disability Benefit Claim or a statement that such rule, guideline, protocol or other similar criteria do not exist; (v) a discussion of the Administrator’s decision, including an explanation of the Administrator’s basis for disagreeing with, or not following, as applicable: (A) the views of the Claimant’s treating health care professionals and/or vocational experts who evaluated the Claimant, if provided by the Claimant, (B) the views of medical and/or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the Administrator relied upon such advice in making the benefit determination, and (C) the federal Social Security Administration’s determination of disability, if provided by the Claimant; (vi) a statement regarding the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal pursuant to the Plan’s procedures, including a description of the contractual limitations period that applies to bringing such action, as well as the calendar date on which the contractual limitations period expires; and (vii) any other information required by ERISA. If the Administrator does not strictly adhere to the Plan’s claims and appeal procedures for Disability Benefit Claims, as set forth herein (the “Disability Benefit Claims Procedures”), the Claimant may be deemed to have exhausted the Plan’s administrative remedies and may be able to seek judicial review of the Claimant’s Disability Benefit Claim. Such deemed exhaustion does not apply, however, if the Administrator’s failure to strictly adhere to the Disability Benefit Claims Procedures was a de minimis violation not likely to cause prejudice or harm to the Claimant and if the other applicable requirements under ERISA are met. The Claimant may request a written explanation of any such violation from the Administrator. Within 10 days of the Claimant’s request, the Administrator will provide such explanation, including a specific description of the bases, if any, for asserting that the violation should not cause the Disability Benefit Claims Procedures to be deemed exhausted. A Disability Benefit Claim rejected by a court for immediate review based on deemed exhaustion will be considered refiled under the Plan upon the Administrator’s receipt of the court’s decision. Within a reasonable time after receipt of the court’s decision, the Administrator will provide the Claimant with notice of the Disability Benefit Claim’s resubmission.
21.4.Exhaustion of Plan’s Claims and Appeal Procedure Required; Limitations on any Legal Actions; Venue. Exhaustion of the Plan’s applicable claims and appeal procedure set forth in this Section 21 is mandatory for resolving any Claim under the Plan before initiating any legal action relating to the Claim. Any legal action with respect to a Claim, if permitted, must be brought (a) no later than six (6) months after the Administrator’s denial of such Claim on appeal, regardless of any state or federal statutes establishing provisions relating to limitations on actions, and (b) in the U.S. District Court for the Middle District of Florida. In any such action, all determinations made by the Administrator (and its authorized delegates) in connection with its review of the Claim will be afforded the maximum possible deference permitted by law.
22.Reimbursement of Expenses. With respect to any Severance Benefits payable under Section 4.2, if any contest or dispute shall arise under the Plan involving termination of a Participant’s employment with the Company Group or involving the failure or refusal of the Company Group to perform fully in accordance with the terms hereof, subject to Section 19.5, the Company shall reimburse the Participant on a current basis (but in no event later than the end of the calendar year following the calendar year in which the expense was incurred) for all reasonable legal fees and related expenses, if any, incurred by the Participant in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate as reported in The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue thirty (30) days from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof, regardless of whether the Participant’s claim is upheld by a court of competent jurisdiction or an arbitration panel; provided, however, that the Participant shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

23.Headings. Headings in the Plan are for purposes of reference only and will not limit or otherwise affect the meaning, construction or interpretation of the Plan’s provisions.
24.Indemnification. The Company hereby agrees to indemnify and hold harmless the Administrator, the officers and employees of the Company Group, and the members of the Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
25.Protected Activity. Notwithstanding any contrary provision of the Plan or of the Release, nothing in the Plan or the Release shall prohibit or impede a Participant from engaging in any Protected Activity. For purposes of this Plan, “Protected Activity” shall mean (i) filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); (ii) discussing the terms, wages, and working conditions of their employment among employees, as protected by applicable law; (iii) disclosing information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the DocuSign Non-Competition and Non-Solicitation Addendum entered into between the Company and the Participant (the “Proprietary Agreement”) or any other agreement between the Participant and the Company, the Employer or any member of the Company Group or affiliate of any of the foregoing relating to the protection of confidential information) in a manner not protected by applicable law (each, a “Confidentiality Agreement”). Protected Activity does not include disclosure of any Company attorney-client privileged communications or attorney work product. Any language in a Participant’s Proprietary Agreement or any Confidentiality Agreement that conflicts with, or is contrary to, this paragraph is superseded by this Section 25 of the Plan. Pursuant to the Defend Trade Secrets Act of 2016, (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
*****
IN WITNESS WHEREOF, the Company has executed this Plan on October 25, 2022.

FARO TECHNOLOGIES, INC.
/s/ Michael Burger
Name: Michael Burger
Title:President and Chief Executive Officer

Appendix A

FORM OF

FARO TECHNOLOGIES, INC.
KEY EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

PARTICIPATION AGREEMENT

FARO Technologies, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Key Executive Change in Control and Severance Plan (the “Plan”). A copy of the Plan has been delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, including this Participation Agreement.

In order to actually become a Participant in the Plan, as described in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] by no later than [DATE].

The Plan describes in detail certain circumstances under which you, if you are a Participant in the Plan, may become eligible for Severance Benefits [and certain other benefits specified in this Participation Agreement]. Any capitalized term used in this Participation Agreement that is not otherwise defined herein will have the meaning ascribed to such term in the Plan.

As described more fully in Section 4.1 and other sections of the Plan, if you are a Participant in the Plan, and if, other than during the Change in Control Period, your employment with the Company Group is terminated by the Company Group other than for Cause and not due to your death or Disability, then subject to the terms and conditions of the Plan (including the Release requirement), you will receive:

1.Cash Severance Benefits. The cash Severance Benefit described in Section 4.1.1 of the Plan in an amount equal to 100% of your Base Salary in effect as of the date of your Qualifying Termination; and

2.COBRA Benefit. If you and any of your Family Members have Qualifying Health Coverage, the COBRA Severance described in Section 4.1.2 of the Plan, with the period over which such COBRA Severance will be provided equal to twelve (12) months or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

As described more fully in Section 4.2 and other sections of the Plan, if you are a Participant in the Plan and if, during the Change in Control Period, your employment with the Company Group is terminated either (x) by the Company Group other than for Cause and not due to your death or Disability, or (y) by you for Good Reason, then subject to the terms and conditions of the Plan (including the Release requirement), you will receive:

1.Cash Severance Benefits. The cash Severance Benefit described in Section 4.2.1 of the Plan in an amount equal to the sum of:
a.100% of your Base Salary in effect as of the date of your Qualifying Termination, or if greater, your Base Salary in effect as of immediately prior to the completion of the Change in Control (in each case, disregarding any reduction thereto that triggers a Qualifying Termination under clause (b) of the Good Reason definition, as applicable); and
b.100% of your Target Bonus Amount (as defined in Section 2.26 of the Plan) (disregarding any reduction thereto that triggers a Qualifying Termination under clause (c) of the Good Reason definition, as applicable).
4864-8679-8136.7

2.COBRA Benefit. If you and any of your Family Members have Qualifying Health Coverage, the COBRA Severance described in Section 4.2.2 of the Plan, with the period over which such COBRA Severance will be provided equal to twelve (12) months or until you have secured other employment that provides group health insurance coverage, whichever occurs first.

Release Requirement. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must satisfy the other terms and conditions under the Plan, including that you must sign and deliver to the Administrator the Release, which must become effective and irrevocable within the requisite period set forth in the Release and is subject to the Release timing requirements specified in the Plan.

Golden Parachute Limitations. As explained in more detail in the Plan, your Severance Benefits, if any, may be subject to reduction to the extent that, as determined by the applicable accounting or valuation firm retained for purposes of determining any parachute payments, after taking into account certain taxes you may owe, the reduction would result, on an after-tax basis, in the payment of a greater amount to you than if no reduction occurs.

Withholdings. The Company Group has the right to withhold, from any Severance Benefits you may receive under the Plan, any applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other payroll deductions.

Other Severance Payments and Benefits. Participation in the Plan does not affect any rights you may have to vesting, payment, or acceleration of vesting or payments under any Equity Awards granted to you by the Company. Such Equity Awards remain subject to the terms and conditions of the applicable plan and award agreement, and any other written agreement between you and the Company governing their terms, and any vesting, payments or acceleration thereof will not constitute Severance Benefits under the Plan.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that (1) you have received a copy of the FARO Technologies, Inc. Key Executive Change in Control and Severance Plan; (2) you have carefully read this Participation Agreement and the Plan, including, but not limited to, the terms and conditions for participation in, and receipt of any Severance Benefits under the Plan; and (3) the decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors, and will be given the maximum possible deference permitted by law.

FARO TECHNOLOGIES, INC.         [NAME OF ELIGIBLE EMPLOYEE]

Signature        Signature

Name        Date

Title

Attachment: FARO Technologies, Inc. Key Executive Change in Control and Severance Plan